Exhibit 3.105

CERTIFICATE OF FORMATION

OF

TPI ACQUISITION HOLDINGS, LLC

This Certificate of Formation of TPI Acquisition Holdings, LLC (the “LLC”), dated as of November 1, 2010, is being duly executed and filed by the undersigned as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

First.  The name of the limited liability company formed hereby is TPI Acquisition Holdings, LLC.

Second.  The address of the registered office of the LLC in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904.

Third.  The name of the registered agent for service of process on the LLC in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware, 19904.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first written above.

/s/ Victoria J. Kincke
Victoria J. Kincke

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.                                      Name of Limited Liability Company:  TPI Acquisition Holdings, LLC

2.                                      The Certificate of Formation of the limited liability company is hereby amended as follows:

Article First shall be amended to read as follows: “The name of the limited liability company is Management Acquisition Holdings, LLC.”

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 8th day of February,A.D. 2012.

By:	/s/ Jeanette E. Marbert
Authorized Person(s)

Name:	Jeanette E. Marbert
Print or Type